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                                                              Exhibit 10.1.1


                              SETTLEMENT AGREEMENT

         This Agreement is made this 13th day of November, 1996 ("Effective Date"), by and between Voice Powered Technology International, Inc. ("VPTI"), a California Corporation, with its principal offices in Sherman Oaks, California, and MobileMedia Corporation ("MMC"), a Delaware Corporation, within principal offices in Ridgefield Park, New Jersey.

RECITALS

       WHEREAS, VPTI and MobileComm Nationwide Operations, Inc. ("MobileComm") have previously entered into a Purchase and Joint Marketing Agreement dated December 11, 1995 (the "PJM Agreement"), and:

       WHEREAS, MobileComm was subsequently acquired by or otherwise combined with MMC and the PJM Agreement was assigned and assumed by MMC and;

       WHEREAS, MMC has received from VPTI as of the date herein a certain number of units of the Device (as defined in the PJM Agreement including Exhibit A thereto) and MMC owes to VPTI a balance equal to $100 times the number of units received as a result of such purchase (the "Trade Balance"), and;

       WHEREAS, MMC has determined that it will not purchase any more Devices from VPTI pursuant to the PJM Agreement and agrees to be subject to a Cancellation Fee of $200,000, and;

       WHEREAS, VPTI desires to continue to market, promote and distribute the Devices utilizing, at VPTI's option, the MMC frequency of 931.8875 MHZ and the MobileComm trademark to existing retail customers of MMC, and customers of VPTI for activation of MMC's radio paging system, and;

       WHEREAS VPTI, and MMC intend this Agreement to provide for the payment of the Trade Balance and the Cancellation Fee, as well as allow VPTI to continue to market, promote and distribute the Device pursuant to the terms and conditions set forth below.

       NOW THEREFORE, for valuable consideration, the parties agree as follows:

1.      PAYMENTS TO VPTI
        A.       Trade-Balance

         MMC hereby agrees to pay to VPTI the Trade Balance of $352,400 pursuant to the following payment schedule:


                       On or More                  Cash Payment Amount
                       ----------                  -------------------
                       November 20, 1996                $100,000
                       December 15, 1996                 100,000
                       January 15, 1997                  100,000
                       February 15, 1997                  52,400


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                    B.     Cancellation Fee

                    MMC hereby agrees to pay to VPTI a Cancellation Fee of $100,000 in two equal installments of $50,000 each on February 15, 1997 and March 15, 1997. Such Cancellation Fee shall be in lieu of the Cancellation Fees set forth in
                    Section 4 of the PJM Agreement.

2.            ACTIVATION AND SERVICE BY MMC

              MMC hereby agrees to activate and provide paging services for end users of all Devices distributed by VPTI with a frequency of
              931.8875 MHZ under MMC's then-current applicable rates and term and conditions. MMC further agrees to introduce VPTI to vendors of MMC to purchase collateral materials relating to the Devices normally included in pagers sold by MMC which have the capability of both local and nationwide services.

3.            RESIDUAL FEES

              MMC hereby agrees to pay to VPTI a residual fee of five percent (5%) of the base air time fees received by MMC from purchasers of the Device for as long as such Device remains in service on MMC's radio paging system through the period ending twenty-four
              (24) months after VPTI ceases selling the Device. Such payments will be payable to VPTI monthly within sixty (60) days from the end of each calendar month. The residual fee described in this
              Section 3 shall be in lieu of any fees or charges set forth in
              Section 7.F of the PJM Agreement.

4.            RIGHT TO USE TRADEMARK

              MMC hereby grants a license during the Term (as defined below) to VPTI to mark the Devices sold or distributed by VPTI for activation on MMC's radio paging system with a frequency of
              931.8875 MHZ with the logo and trademark of MobileComm. Such license shall be subject to uniform standards provided by MMC and each such use shall be subject to prior written approval by MMC. Without limiting the foregoing, VPTI acknowledges that use of the MobileComm logo and trademark may be restricted in certain areas as identified by MobileComm from time to time and agrees that VPTI has no right to use the MobileComm logo and trademark in such areas. As of the Effective Date, such restricted areas include the greater Cincinnati metropolitan area. This license may be revoked by MMC by the giving of one hundred and eighty (180) days written notice, provided that if VPTI uses the MobileComm logo or trademark in a manner not approved by MMC, MMC may revoke such license upon thirty (30) days written notice.

5.            TERMINATION BY VPTI

                    A. VPTI shall have the right to terminate this Agreement upon the occurrence of any one of the following events:

                           (i) MMC fails to pay when due any of the payment required pursuant to Section 1(A) and 1(B) herein and such failure continues for a period of fifteen (15) business days after the written notice by VPTI.

                           (ii) MMC fails to activate and provide paging services for purchasers of the Devices in


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                                  accordance with Section 2 herein and such
                                  failure continues after the giving of
                                  fifteen (15) business days written notice by VPTI.

                          (iii) An order for relief is entered with respect to MMC in any voluntary or involuntary case filed under the United States Bankruptcy Code and at such time MMC is not current with its payments under Section 1 hereof.

                          (iv) An involuntary petition is filed against MMC under the United States Bankruptcy Code and such petition is not dismissed within
                                  (60)days after the date of filing and at such time MMC is not current with its payments under Section 1 hereof.

                           (v) A receiver is appointed with respect to substantially all of the assets of MMC, or MMC makes a general assignment for the benefit of creditors, or MMC is dissolved or substantially all of the assets are liquidated not in the ordinary course of business and at such time MMC is not current with its payments under Section 1 hereof.

         B. In the event and to the extent MMC does not make payments to MMC in accordance with the schedule under Section 1 and VPTI elects to terminate under Section 5.A(i) then:

                      (i) The Cancellation Fee pursuant to Section 1(B) herein shall be increased by an additional $100,000 which amount shall be immediately due and payable.

                      (ii) MMC will be obligated to continue to provide paging services pursuant to Section 2 herein and will continue to activate new Devices for a period of one year from the date of termination.

6.       MUTUAL COOPERATION

         Both MMC and VPTI hereby agree to use reasonable efforts to cooperate with the other in order to enable VPTI to directly sell the Devices in accordance with this Agreement to retail customers which are retail customers of MMC on the Effective Date for activation on MMC's radio paging system.

7.       RELATIONSHIP TO PJM AGREEMENT

         This Agreement is intended to supersede and replace the PJM Agreement including Exhibits B and C thereto. Notwithstanding the foregoing, the parties agree that Sections 12 and 13 and Exhibit A and, with respect to the units of the Device purchased by MMC as of the Effective Date, Section 3 of the PJM Agreement shall survive and be incorporated herein by reference. This Agreement supersedes all oral or written agreements with regard to the subject matter herein and can be modified only by written agreement of both parties.





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8.   TERM


     The Term of this Agreement shall commence on the Effective Date and terminate on December 31, 1997. Upon the expiration of the Term, this Agreement, excluding Sections 1 and 5, may be renewed for successive one year renewal terms by mutual agreement of the parties. VPTI's rights under Section 3 hereof shall continue for twelve (12) months following termination under this Section.

9.   RESOLUTION OF OUTSTANDING ISSUES

     This Agreement shall resolve any outstanding issues under the PJM Agreement, and VPTI, along with its affiliates, successors and assigns and its employees, shareholders, partners, limited partners, directors, officers, parents, subsidiaries, representatives and agents, does hereby release, acquit and discharge MMC, along with its affiliates, sucessors and assigns and its employees, shareholders, partners, limited partners, directors, officers, parents, subsidiaries, representatives and agents from any and all claims, liabilities, demands, causes of action, costs, expenses and attorneys' fees arising out of the PJM Agreement prior to the date of this Agreement.

10.  LIABILITY

     Regardless of the legal or equitable basis of any claim or of actual notice, neither party shall be liable for any incidental, indirect, special or consequential loss or damages.

11.  NOTICES

     Any notices to be given under this Agreement shall be in writing and transmitted via Certified Mail or commercial overnight courier addressed as follows:

     If to MMC:

                                General Counsel
                                MobileComm
                                65 Challenger Road
                                Ridgefield Park, New Jersey 07660
                                With a copy to,
                                Steven Kondracki, Director of Logistics


     If to VPTI:                Mitchell B. Rubin
                                Vice President/CFO
                                Voice Powered Technology International, Inc.
                                15260 Ventura Boulevard, Suite 2200
                                Sherman Oaks, California 91403





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12.      GOVERNING LAW

         This Agreement shall be subject to and governed by the laws of the State of California in all respects. This Agreement shall be governed by the laws of the State of California applicable to agreements entered into and to be wholly performed within the State of California by residents of such state. Unless otherwise agreed to by the parties, all claims or disputes between the parties arising out of or relating to this Agreement, or breach thereof, shall be resolved by arbitration according to the rules of J.A.M.S./Endispute.

Agreed to and executed as of the date first written above by:

                            VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.

                            By: /s/ MITCHELL R. RUBIN
                               ------------------------------------
                               Mitchell R. Rubin
                               Vice President, Finance and Operations


                            MOBILEMEDIA CORPORATION

                            By: /s/ PATRICIA GRAY
                               -------------------------------------
                                Patricia Gray
                                Secretary & Acting General Counsel






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